UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2019

Avenue Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38114 (Commission File Number)	47-4113275 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor
New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 30, 2019, the Board of Directors (“the Board”) of Avenue Therapeutics, Inc. (the “Company”), appointed Thomas G. Moore as a new member of the Board pursuant to the Stock Purchase and Merger Agreement (the “SPMA”) between the “Company”), InvaGen Pharmaceuticals Inc. (the “Buyer”) and Madison Pharmaceuticals Inc., a wholly-owned subsidiary of the Buyer. In connection with the execution and delivery of the SPMA, the Company, certain stockholders of the Company, and the Buyer, entered into a stockholders agreement (the “Stockholders Agreement”), pursuant to which, among other things, the Buyer obtained the right to nominate three directors to the Company’s seven member Board, one of whom must qualify as an independent director. At this time, the Buyer exercised its right to nominate one independent director to the Board, Dr. Moore. The above description is only a summary of certain terms and is qualified in its entirety by the full text of the Stockholders Agreement which was filed with our Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 11, 2019.

Dr. Moore, 67, is a retired pharmaceutical industry executive with more than 35 years of strategic and operational experience including extensive knowledge of the acute care pharmaceutical business, strategic planning and business development based on his work at major public companies. Dr. Moore served as President of Hospira USA from 2009 until his retirement in 2014. He was President of Global Pharmaceuticals for Hospira Worldwide, Inc. from 2007 to 2009, and served as Vice President and General Manager of Specialty Pharmaceuticals for Hospira, Inc. from 2003 to 2007. Dr. Moore sits on the Board of Directors of Akorn Pharmaceuticals and the Board of Trustees for Rosalind Franklin University of Medicine and Science. Dr. Moore received his undergraduate degree from Loyola Marymount University, Los Angeles, and his Doctor of Pharmacy from the University of Southern California.

No family relationships exist between Dr. Moore and any directors of the Company.

Additionally, except as described above, there are no arrangements between Dr. Moore and any other person pursuant to which he was selected as a director or officer, nor are there any transactions to which the Company is or was a participant and in which Dr. Moore has a material interest subject to disclosure as a related party transaction under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

Item 8.01.	Other Events

On April 11, 2019, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) noting that the Company no longer complied with the requirement of Listing Rule 5605. The letter also acknowledged that the Listing Rules provide a cure period in order for the Company to regain compliance until the earlier of the Company’s next annual meeting of stockholders or April 5, 2020 (or, by October 2, 2019, if such meeting is held before October 2, 2019).

Effective April 30, 2019, and as described in Item 5.02 above, the Board appointed Dr. Moore to serve as a member of the Board. Nasdaq rules require the Board to make an affirmative determination as to the independence of each director. Consistent with these rules, the Board undertook a review of Dr. Moore’s independence and determined that Dr. Moore is independent under the criteria established by Nasdaq and the Board.

On April 30, 2019, the Company notified Nasdaq that the Board has determined that Dr. Moore is qualified for service on the Audit Committee of the Board under Listing Rule 5605, and that the Board has appointed him to serve on the Audit Committee. As a result, on April 30, 2019, the Company received a letter from Nasdaq stating that it regained compliance with the Rule which requires each listed company to maintain an Audit Committee composed of at least three members who meet certain eligibility criteria. The Company has fully regained compliance with Nasdaq’s Listing Rules and is not subject to any further requirements at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENUE THERAPEUTICS, INC.
(Registrant)

Date: April 30, 2019	By:	/s/ Lucy Lu, M.D.
Name: Lucy Lu, M.D.
Title: President and Chief Executive Officer